GVI Security Solutions, Inc. Reports Net Income Up Over 100% from Prior Year for Quarter Ended March 31, 2008

CARROLLTON, Texas, May 13, 2008 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced its earnings for the quarter ended March 31, 2008.

"We are pleased to report our fifth consecutive profitable quarter, with earnings for the quarter ended March 31, 2008 up over 100% from the prior year," said GVI Chairman/CEO Steven Walin. "Maintaining quarterly profitability is a factor that we have been focusing on and have achieved. Along with steady, recurring sales to distributors, integrators and installers, we are continuing to see solid results in a number of very large market verticals, such as school systems and universities, financial institution branch networks, and large retail chains as we increasingly focus on driving sales growth.”

For the quarter ended March 31, 2008, net income was approximately $330,000 or $0.01 per diluted share, an increase of over 100% as compared to net income of approximately $160,000, or one-half cent per diluted share, in the quarter ended March 31, 2007. Income before income taxes for the quarter ended March 31, 2008 more than tripled to $540,000 from $164,000 in the quarter ended March 31, 2007.

"The strong earnings results we delivered today demonstrate our ability to build on the results we delivered in the four prior quarters," stated GVI COO/CFO Joe Restivo. "As we move forward with the previously announced marketing plan with our strategic partner, Samsung Electronics, we are focused not just on growth, but on profitable growth.”

Net revenue for the quarter ended March 31, 2008 rose 3% to approximately $11.3 million from just over $11.0 million in the three months ended March 31, 2007. The increase in revenues reflects increased sales to distributors, integrators and installers.

Selling, General, and Administrative expenses increased approximately $250,000 or 10%, to approximately $2.7 million in the quarter ended March 31, 2008 from approximately $2.4 million in the three months ended March 31, 2007. General, and administrative expense was basically unchanged from the prior year while sales and marketing expense increased approximately $230,000 primarily due to increases in sales personnel and the cost of operating GVI’s international sales offices.

Interest expense for the quarter ended March 31, 2008 decreased 44% to approximately $196,000 from approximately $351,000 in the three months ended March 31, 2007. This decrease is primarily a result of the benefits of GVI’s new credit facility with Wells Fargo.

“Net income of $330,000 in our first quarter will help us reach our goal of further lowering interest expenses moving forward,” added Joseph Restivo. “Should GVI achieve $1 million in net income for 2008, our current rate of prime plus .75% on our Wells Fargo credit facility will be reduced by 50 basis points to prime plus .25%.”

Conference Call

GVI will host a conference call at 4:15 p.m. Eastern Daylight Time on Tuesday, May 13, 2008, to discuss the company's earnings for the quarter ended March 31, 2008. To participate in the event by telephone, please dial 877-440-5796 five to 10 minutes prior to the start time (to allow time for registration) and enter conference code 9764255. The conference call will be broadcast live over the Internet and can be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=54578&CompanyID=GVSS&e=1&mediaKey=DAA54AE4E4D0324A06C5BD82562B0557. Enter conference ID# 9764255. To listen to the call, please visit this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived at this site for one year, enter conference ID# 9764255. A digital replay of the call will be available on Tuesday, May 13 at approximately 7:15 p.m. Eastern Daylight Time through Tuesday, May 20 at 11:59 p.m. Eastern Daylight Time. Dial 888-203-1112 and enter access code 9764255.

About GVI Security Solutions, Inc.

GVI Security Solutions Inc. is a leading provider of video surveillance security solutions to the homeland security, institutional and commercial market segments.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Revenues	$11,347	$11,021

Cost of Revenues	7,916	8,059

Gross Profit	3,431	2,962

Selling, General and Administrative Expenses	2,695	2,447

Operating Income	736	515

Interest Expense	196	351

Income before income taxes	540	164

Income Tax Expense	210	4

Net Income	$330	$160

Basic income per comment share:
Net income per common share	$0.01	$0.01
Weighted average common shares outstanding	28,147	27,654

Diluted net income per common share:
Net income per common share	$0.01	$0.00
Weighted average common shares outstanding	33,807	33,455

Contact:
GVI Security Solutions
Esra Pope, 972-245-7353